Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-141042) pertaining to the Tm Bioscience Corporation Share Option Plan, in the Registration Statement (Form S-8 No. 333-134450) pertaining to the Luminex Corporation 2006 Equity Incentive Plan and the Luminex Corporation 2006 Management Stock Purchase Plan, in the Registration Statement (Form S-8 No. 333-46686) pertaining to the 2000 Long-Term Incentive Plan of Luminex Corporation, in the Registration Statement (Form S-8 No. 333-87918) pertaining to the 2001 Broad-Based Stock Option Plan of Luminex Corporation and in the Registration Statement (Form S-8 No. 333-118772) pertaining to the Balthrop Non-Qualified Stock Option Agreement of Luminex Corporation of our reports dated March 6, 2007, with respect to the consolidated financial statements of Luminex Corporation, Luminex Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Luminex Corporation, included in this Annual Report (Form 10-K) for the fiscal year ended December 31, 2006.
/s/ Ernst & Young LLP
Austin, Texas
March 6, 2007